Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement, dated October 3, 2003, is between Glowpoint, Inc., a Delaware corporation (the "Company"), and David Trachtenberg ("Executive").

      WHEREAS, the Company wishes to employ Executive and Executive wishes to work for Company.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    POSITION AND RESPONSIBILITIES.

1.1 Position. Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with his position now or hereafter assigned to Executive by the Board of Directors. Executive shall abide by the rules, regulations, and practices of the Company as adopted or modified from time to time in the Company's reasonable discretion.

1.2 Board of Directors. The Company shall use its best efforts to cause the Board of Directors to appoint Executive to the temporary vacancy on the Board. In addition, at the next annual meeting of the stockholders, the Company shall use its best efforts to cause the Board to nominate Executive to a position on the Board.

1.3 Other Activities. Executive shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Board of Directors, Executive will not, during the term of this Agreement:
            (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company. It shall not be a breach or violation of this Agreement for the Executive to: (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal investments and activities, so long as such investments and activities do not interfere with or detract from the performance of the Executive's responsibilities to the Company in accordance with this Agreement and provided that the Company shall not be responsible for providing any compensation, expense reimbursements or any other benefits to the Executive with respect to such activities.

1.4 No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

1.5 Commencement of Work. Executive will commence employment with the Company no later than thirty (30) days after the date of this Agreement.

2.    COMPENSATION AND BENEFITS.

2.1 Base Salary. In consideration of the services to be rendered under this Agreement and so long as Executive remains employed by the Company, the Company shall pay Executive a salary equivalent to $315,000 per year for the first year of employment, $345,000 per year for the second year of employment, and $375,000 per year for the third year of employment (the "Base Salary"). The Base Salary shall be paid in accordance with the Company's regularly established payroll practice. Executive's Base Salary shall be reduced by withholdings required by law. Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated senior level employees and may be adjusted upward in the sole discretion of the Board of Directors.

2.2 Restricted Stock. The Company shall recommend to the Compensation Committee ("Compensation Committee") and to the Board of Directors (the "Board") that Executive be granted restricted stock ("Restricted Stock") in the amount of 360,000 shares of Common Stock of the Company.

(a) Other than as expressly provided herein, the Restricted Stock shall be forfeited if the Executive's employment with the Company is terminated for any reason. As long as the Executive remains employed by the Company, the risk of forfeiture will lapse with respect to 120,000 shares on each anniversary of the commencement of the Executive's employment. The executive may, in his discretion and subject to the satisfaction of applicable income and employment tax withholding obligations, make an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Stock. Executive's entitlement to any Restricted Stock that may be approved by the Board and/or Compensation Committee is conditioned upon Executive's signing of a separate Restricted Stock Agreement and payment of the par value of the Restricted Stock if required.

(b) The risk of forfeiture shall lapse upon a Change in Control or Corporate Transaction (as each is defined in the Restricted Stock Agreement) as long as Executive remains employed by the Company on the date of the Change of Control or Corporate Transaction; provided, however, if the surviving company of such Change in Control or Corporate Transaction offers Executive continued employment at an equivalent level in terms of position, compensation and benefits to that existing immediately prior to the Change in Control or

Corporate Transaction and the successor entity or its parent assumes the contractual obligations with respect the Restricted Stock, such risk of forfeiture shall not automatically lapse, but will lapse in accordance to the schedule set forth in paragraph 2.2(a).

2.3 Incentive Compensation. No later than sixty (60) days after Executive commences his employment, Executive and the Compensation Committee will establish appropriate goals and metrics by which Executive will be evaluated for 2004. Such goals and metrics will be updated by the Executive and the Compensation Committee on an annual basis thereafter. If in the opinion of the Compensation Committee, Executive meets the mutually agreed upon goals and metrics, Executive will receive incentive compensation in an amount equivalent to fifty percent (50%) of his then annual base salary.

2.4 Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated senior level employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion.

2.5 Life Insurance. The Company will purchase life insurance on behalf of Executive. The life insurance policy will contain a death benefit payable to a beneficiary selected by Executive in the amount of $2,000,000.

2.6 Expenses. The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement guidelines, as they may be amended in the Company's sole discretion.

2.7 Car Lease and Parking. The Company will reimburse Executive up to $750 per month that he may use to lease a car to conduct Company business. The Company will reimburse Executive up to $500 per month that he may use to pay for parking his leased car in New York City. Reimbursement will be made upon presentation of receipts according to the Company's expense reimbursement guidelines.

2.8 Vacation. Executive will be entitled to accrue four weeks of paid vacation per year. Such vacation must be used in the year in which it is accrued and may not be carried over from year to year.

2.9 Indemnity. Executive will be indemnified by the Company against all claims against him related to his employment hereunder or to the performance of his duties hereunder to the fullest extent allowed by the laws of the State of Delaware.

3.    EMPLOYMENT AND SEVERANCE.

3.1 Employment. Either the Company or Executive may terminate Executive's employment with the Company at any time, for any reason or no reason at all so long as they comply with the terms in this section 3.

3.2 Termination for Cause or Voluntary Resignation. If Executive is terminated for Cause (as defined below) or if Executive voluntarily resigns, Executive will be entitled to all his Base Salary and other benefits through the last day actually worked. Thereafter, all benefits, compensation and perquisites of employment will cease.

3.3 Termination Without Cause, Resignation for Good Reason or Death. If Executive is terminated without Cause (as defined below) or if Executive Resigns for Good Reason (as defined below) or if Executive dies, Executive shall be entitled to severance equal to one year of his then annual Base Salary and one year of his then annual Incentive Compensation. Such severance shall be paid as follows: the first payment, equal to 50% of the total severance, shall be made within 14 days of the termination date. Thereafter, the second 50% shall be paid in four equal payments over the next four quarters following the termination date. In the event that Executive is terminated without Cause, or if Executive Resigns for Good Reason, or if Executive dies, Executive will also be entitled to one year of accelerated vesting on the Restricted Stock granted under this Agreement, and the forfeiture provisions as to the Restricted Stock which is subject to accelerated vesting will lift, and he will receive continuation payments of his Car Lease and Parking (as provided in paragraph 2.7) for a period of one year. In addition, in the event that Executive is terminated without Cause or if Executive Resigns for Good Reason and if Executive timely elects COBRA coverage, the Company will pay the employee contribution portion of the COBRA coverage on Executive's behalf for a period of up to one year.

3.4 Definition of Cause. For purposes of this Agreement, Cause shall mean in the judgment of the Company: (i) Executive willfully engages in any act or omission which is in bad faith and to the detriment of the Company; (ii) Executive exhibits unfitness for service, dishonesty, habitual gross neglect, persistent and serious deficiencies in performance, or gross incompetence; which conduct is not cured within fifteen (15) days after receipt by Executive of written notice of the conduct; (iii) Executive is convicted of a crime; or (iv) Executive refuses or fails to act on any reasonable and lawful directive or order from the Board of Directors, which refusal is not cured within fifteen (15) days after receipt by the Executive of written notice thereof. Notice of any termination for Cause shall be given in writing to the Executive, which notice shall set forth in reasonable detail all acts or omission upon which the Company is relying for such termination prior to the effective date of the termination.

3.5 Definition of Resignation for Good Reason. For purposes of this Agreement, Resignation for Good Reason shall mean if Executive resigns because: (i) there has been a diminution in his Base Salary;
            (ii) he is required to be based in an office that is more than 75 miles from the current location of the office; or (iii) he is assigned duties that are materially inconsistent with his position as Chief Executive Officer; (iv) there is a material diminution of his status, office, title or reporting requirements; or (v) the company fails to pay money or otherwise fails to provide benefits owed under this Agreement.

4.    TERMINATION OBLIGATIONS.

4.1 Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

4.2 Cooperation. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company. In the event that the Executive is asked to perform work pursuant to this paragraph, he shall be compensated at his then reasonable hourly rate for consulting services, together with reasonable expenses.

5.    INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY
      INFORMATION.

5.1 Proprietary Information. Executive hereby covenants, agrees and acknowledges as follows:

(a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business.

(b) Executive's employment hereunder creates a relationship of confidence and trust between Executive and the Company with respect to certain information pertaining to the business of the Company or pertaining to the business of any customer of the Company which may be made known to the Executive by the Company or by any customer of the Company or learned by the Executive during the period of Executive's employment by the Company.

(c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise becomes known to it (including, without limitation, information created, discovered or developed by, or made known to, Executive during the period of Executive's employment or arising out of Executive's employment and which pertains to the Company's actual or contemplated business, products, intellectual property or processes) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

(d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Executive's employment by the Company which pertains to the Company's actual or contemplated business, products, intellectual property or processes (collectively hereinafter referred to as "Developments"), shall be the sole property of the Company and will be promptly and fully disclosed by Executive to the Board without any additional compensation therefore, including, without limitation, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Developments made, developed or created by Executive as aforesaid. The Company shall own all right, title and interest in and to the Developments and such Developments shall be considered "works made for hire" for the Company under US Copyright Law. If any of the Developments are held for any reason not to be "works made for hire" for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, Executive irrevocably assigns, without further consideration, any and all right, title and interest in and to the Developments to the Company, including any and all moral rights, and "shop rights" in the Developments recognized by applicable law. Executive irrevocably agrees to execute any document requested by the Company to give effect to this
Section 5.1 such as assignment of invention or other general assignments of intellectual property rights, without additional compensation therefore.

(e) Executive will keep confidential and will hold for the Company's sole benefit any Development which is to be the exclusive property of the Company under this Section 5.1 irrespective of whether any patent, copyright, trademark or other right or protection is issued in connection therewith.

(f) Executive also agrees that Executive will not, without the prior approval of the Board use for Executive's benefit or disclose at any time during Executive's employment by the Company, or thereafter, except to the extent required by the performance by Executive of Executive's duties, any information obtained or developed by Executive while in the employ of the Company with respect to any Developments or with respect to any customers, clients, suppliers, products, services, prices, executives, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by Executive not permitted hereunder. Notwithstanding the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which is or becomes publicly available other than as a result of disclosure by the Executive; (ii) information designated in writing by the Company as no longer confidential, or (iii) information known by Executive as of the date of this Agreement and identified as such in writing to the Board. Executive will comply with all intellectual property disclosure policies established by the Company from time to time with respect to the Company's confidential information, including without respect to Developments.

5.2 Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

5.3 Injunctive Relief. Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this
            Section 5 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach.

6.    LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT.

6.1 Non-Competition. During the term of this Agreement, and for one (1) year after the termination of Executive's employment with the Company for any reason, unless mutually agreed otherwise by the Executive and the Company, Executive shall not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager, officer, or director for any person or entity who or which engages in a substantially similar business as the Company. For purposes of this Agreement the Company is currently engaged in the business of designing, developing, manufacturing or selling video communication equipment and services.

6.2 Non-Solicitation. Executive shall not, during his employment and for a period of one (1) year immediately after termination of his employment, for any reason, either directly or indirectly: (a) call on or solicit for similar services, or, encourage or take away any of the Company's customers or potential customers about whom Executive became aware or with whom Executive had contact as a result of Executive's employment with the Company, either for benefit of Executive or for any other person or entity; or (b) solicit, induce, recruit, or encourage any of the Company's employees or contractors to leave the employ of the Company or cease providing services to the Company on behalf of the Executive or on behalf of any other person or entity; or (c) hire for himself or any other person or entity any employee who was employed or engaged by the Company within six months prior to the termination of Executive's employment.

6.3 Limitations; Remedies. The Executive further agrees that the limitations set forth in this Section 6 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company. If any of the restrictions contained in Sections 6.1 and 6.2 are deemed by a court or arbitrator to be unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the parties agree that such court or arbitrator may modify such restriction to the extent necessary to render it enforceable and enforce such restriction in its modified form. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

7.    ALTERNATIVE DISPUTE RESOLUTION.

      The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Executive's employment with the Company, shall be submitted to mediation before a mutually agreeable mediator. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration

      Company and Executive agree that arbitration shall be held in New York, New York, before a mutually agreed upon single arbitrator licensed to practice law. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. If the parties are unable to agree on an arbitrator, the matter may be submitted to the American Arbitration Association solely for appointment of an arbitrator.

      The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

      Claims Executive may have for Workers' Compensation State disability or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party's right to obtain provisional remedies, or interim relief from a court of competent jurisdiction.

      Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. This agreement to mediate and arbitrate survives termination of Executive's employment.

8.    AMENDMENTS; WAIVERS; REMEDIES.

      This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.    ASSIGNMENT; BINDING EFFECT.

9.1 Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

9.2 Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.   SEVERABILITY.

      If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.   TAXES.

      All amounts paid under this Agreement (including without limitation Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12.   GOVERNING LAW.

      The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to New Jersey conflict of laws principles.

13.   INTERPRETATION.

      This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.   OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT.

      Executive agrees that any and all of Executive's obligations under this agreement, shall survive the termination of employment and the termination of this Agreement.

15.   AUTHORITY.

      Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

16.   ENTIRE AGREEMENT.

      This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

      Executive acknowledges Executive has had the opportunity to consult legal counsel concerning this agreement, that Executive has read and understands the agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive's own judgment and not on any representations or promises other than those contained in this agreement.

      In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

      Glowpoint, Inc.                       David C. Trachtenberg


      /s/ Richard Reiss                     /s/ David C. Trachtenberg
      --------------------                  -------------------------